Exhibit 23.2

Consent of Qualified Person

AMC Consultants (UK) Limited (“AMC”), in connection with CopperTech Metals Inc.’s (the “Company”) Registration Statement on Form S-1 (along with any amendments or supplements and/or exhibits thereto, the “Registration Statement”), consents to:

•	the filing and use of the technical report titled “S-K 1300 TRS - Technical Report Summary” for Konkola Copper Mines Plc, dated as of June 2, 2026 (the “Technical Report”), that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission as an exhibit to and referenced in the Registration Statement;
•	the use of and references to our name, including our status as a “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission) in connection with the Registration Statement and Technical Report; and
•	any extracts from or summary of the Technical Report and the use of any information derived, summarized, quoted or referenced from the Technical Report we provided to the Company, that we prepared or supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

AMC is responsible for authoring, and this consent pertains to, the Technical Report. AMC certifies that it has read the Registration Statement and that the Registration Statement fairly and accurately represent the information in the Technical Report.

/s/ Derek du Preez
Name: Derek du Preez
Title: Chief Operating Officer
Date: June 2, 2026